                                                                     EXHIBIT 8.2


                 [Ballard Spahr Andrews & Ingersoll Letterhead]



                                  May 1, 1997



PharmaGenics, Inc.
4 Pearl Court
Allendale, NJ  07401

Gentlemen:

         With reference to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Genzyme Corporation, a Massachusetts corporation ("Genzyme"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its Genzyme Molecular Oncology Division Stock ("GMO Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 31, 1997 between Genzyme and PharmaGenics, Inc., a Delaware corporation ("PharmaGenics"), which Merger Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm that we have reviewed the discussion set forth under the captions "Summary -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences of the Merger and Possible Distribution of GMO Designated Shares" in the Registration Statement, but excluding the discussion set forth under the caption "Possible Distribution of GMO Designated Shares and Certain Tax Consequences of Owning GMO Stock," and that such discussion provides a summary of the material federal income tax consequences to the PharmaGenics stockholders of the receipt of GMO Stock pursuant to the Merger Agreement that are anticipated under current law, including that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) no gain or loss will be recognized by PharmaGenics stockholders who exchange their shares of PharmaGenics preferred stock solely for shares of GMO Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in GMO Stock); and (iii) no gain or loss will be recognized by PharmaGenics or Genzyme by reason of the Merger.

         Our delivery of an opinion as to certain of these federal income tax consequences pursuant to Section 7.3 of the Merger Agreement is conditioned, among other things, upon there being no intervening change in the law applicable to the Merger and upon our receiving such executed letters of representation from PharmaGenics and Genzyme as we shall request. In the event that we are unable to deliver an opinion confirming such federal income tax consequences at the closing of the Merger, this opinion shall be deemed to be withdrawn.

PharmaGenics, Inc.
May 1, 1997
Page 2


         We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          Very truly yours,

                                          /s/ Ballard Spahr Andrews & Ingersoll